Exhibit 5.2

CLEARY, GOTTLIEB, STEEN & HAMILTON

One Liberty Plaza

New York, New York 10006-1470

Writer’s Direct Dial: (212) 225-2380

December 17, 2004

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

Re:	American Tower Corporation

Ladies and Gentlemen:

You have requested us to provide you with our opinion under the law of the State of New York as to the enforceability of $500,000,000 aggregate principal amount of 7.125% Senior Notes due October 15, 2012 (the “Exchange Notes”) to be issued under an indenture, dated as of October 5, 2004 (the “Indenture”), between American Tower Corporation, a Delaware corporation (the “Company”), and The Bank of New York, as trustee (the “Trustee”), and to be exchanged for a like principal amount of the Company’s outstanding 7.125% Senior Notes due October 15, 2012 (the “Outstanding Notes”) in the manner described in the Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). We understand that Palmer & Dodge LLP has acted as counsel to the Company in connection with the filing of the Registration Statement.

In arriving at the opinion expressed below, we have reviewed the following documents:

(a) a form of the Exchange Notes in global form; and

(b) an executed copy of the Indenture.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

American Tower Corporation, p. 2

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Exchange Notes conform to the form thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indenture.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Exchange Notes, upon delivery by or on behalf of the Company against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, will constitute valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

In rendering the foregoing opinion, we have assumed that the Company and, with respect to the Indenture, the Trustee, have satisfied those legal requirements that are applicable to them to the extent necessary to make the Exchange Notes and the Indenture enforceable against the Company (except that no such assumption is made as to the Company regarding the law of the State of New York). Such opinion also is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinion is limited to the law of the State of New York.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplement related thereto under the heading “Legal Matters” and to the use of this opinion as a part (Exhibit 5.2) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

CLEARY, GOTTLIEB, STEEN & HAMILTON

By    /s/    Leslie N. Silverman

        Leslie N. Silverman, a Partner